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                               EXHIBIT 5.4
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INTERNAL REVENUE SERVICE                           DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD 21201-0000

                                      Employer Identification Number:
Date:  JAN 02 1996                       51-0332232
                                      File Folder Number:
HANSON NATURAL RESOURCES COMPANY         521047499
  C/O HANSON INDUSTRIES               Person to Contact:
C/O A. DOUGLAS P. CRAIG, ESQ             SYLVAN J OPPENHEIMER
C/O CRAIG & ELLS                      Contact Telephone Number:
28 WEST 44TH ST., SUITE 1603             (410) 962-3645
NEW YORK, NY 10036                    Plan Name:
                                       LEE RANCH COAL COMPANY RETIREMENT &
                                       SAVINGS PLAN FOR HOURLY EMPLOYEES
                                      Plan Number: 203


Dear Applicant:

   We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

   Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

   The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

   This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

   This determination is subject to your adoption of the proposed amendments submitted in your letter dated December 4, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

   This determination applies to plan year(s) beginning after December 31, 1992.

   This determination letter is applicable for the amendment(s) adopted on December 31, 1993.

   This determination letter is also applicable for the amendment(s) adopted on October 1, 1993.

   This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

   This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.



                                                         Letter 835 (DO/CG)

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HANSON NATURAL RESOURCES COMPANY


   This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

   This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

   We have sent a copy of this letter to your representative as indicated in the power of attorney.

   If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                 Sincerely yours,

                                 /s/ Paul M. Hunington

                                 District Director

Enclosure(s)
Publication 794




                                                         Letter 835 (DO/CG)